EXHIBIT 99.1

3/2/20113/2/2011 3:16 PM
FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2011 FIRST QUARTER RESULTS

HOUSTON, TX – May 9, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the first quarter ended March 31, 2011.

$ in thousands (except per share data)	3 Months Ended 3/31/11 3/31/010		% Change
Revenues	$99,242	$86,157	15.2%
Gross profit	$7,599	$8,249	(7.9)%
Gross margin	7.7%	9.6%	(19.8)%
Operating income	$1,688	$2,816	(40.1)%
Net income attributable to common stockholders	$44	$1,552	(97.2)%
Diluted net income per share attributable to common stockholders *	$0.00	$0.09

             *Based on 16.6 and 16.5 million weighted-average diluted shares outstanding for the three months ended March 31, 2011 and 2010, respectively.

Commenting on the results, James H. Allen, Jr., Sterling’s Chief Financial Officer said, “The $13.1 million or 15.2% increase in revenues in the first quarter of 2011 was primarily due to execution on contracts awarded in our Texas markets in 2010 and increased revenues resulting from a higher level of activity on joint ventures in which we participate in our Utah market.  However, the increase in revenues in Texas was less than expected due to severe weather conditions in certain Texas markets during the first quarter of 2011.”

Mr. Allen continued, “Despite the higher revenues, gross profit was $0.7 million lower in the 2011 first quarter due to lower gross margins on contracts-in-progress as a result of on-going competitive bidding pressures since 2008; to under absorption of indirect costs, primarily as a result of severe weather conditions in our Texas markets; and because of increases in crude oil prices from those anticipated at December 31, 2010, which resulted in higher fuel costs than the amounts we used in our estimates of cost-to-complete of contracts-in-progress at that date.  These decreases were partially offset by the gross profit earned on the increase in revenues.  The decline in the gross margin was due to the same reasons as the decline in gross profit.”

Mr. Allen added, “Operating income declined $1.1 million in the first quarter of 2011 from the comparable quarter in 2010 as a result of the decrease in gross profit during the first quarter 2011 and an increase of $600,000 in general and administrative (“G&A”) expenses related to an increase in salaries, wages and related benefits; board of director fees and expenses related to strategic, succession and compensation planning; and expenses related to education and training of our employees.  As a percentage of revenues, G&A was 6.1% and 6.3% for the three months ended March 31, 2011 and 2010, respectively.  G&A expenses do not vary directly with the volume of work performed on contracts.”

Sterling Construction News Release
May 9, 2011

Mr. Allen also pointed out, “In the first quarter of 2011, we had a loss on the sale of securities of $0.2 million versus a gain of $0.4 million in the comparable period of 2010.  During the first quarter of 2011 we sold our position in certain ETF securities, the assets of which were a crude oil commodity pool.  The gain in 2010 was primarily a gain on the sale of such securities.”

Continuing, Mr. Allen said, “Our effective tax rate decreased to 10.1% in the current first quarter compared to 27.3% in the same period last year primarily as a result of an increase in net income attributable to the noncontrolling interest owners, which is taxed to those owners rather than Sterling and, in 2011, non-taxable interest income, partially offset by higher state income tax expense.”

Mr. Allen added, “Net income attributable to noncontrolling owners’ interest in earnings of subsidiaries and joint ventures was $1.4 million in the first quarter of 2011 as compared to $0.7 million in the comparable 2010 fiscal period.  The higher level of noncontrolling owners’ interests was due to increased earnings of the subsidiaries and joint ventures.”

Continuing, Mr. Allen said, “The items discussed above decreased net income attributable to common stockholders to $44,000 in the first quarter of 2011 as compared to $1.6 million in 2010 and diluted net income per weighted-average common share outstanding attributable to common stockholders to zero in the first quarter of 2011 as compared to $0.09 in the first quarter of 2010.”

Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer pointed out, “During the first quarter of 2011, we were awarded or apparent low bidder on $179 million of contracts versus $57 million in the first quarter of 2010.  This comes on top of $473 million of new awards during last nine months of 2010.  Our backlog at March 31, 2011 rose to $740 million as compared to $660 million as of December 31, 2010 and $618 million at March 31, 2010.  The backlog at March 31, 2011 includes $223 million of expected revenues for which the contracts have not yet been officially awarded, including two projects totaling $184 million on which the customers have deferred executing and starting the contracts pending sale of bonds or the resolution of other funding issues; we expect these issues to be resolved by the end of June 2011.”

Mr. Manning continued, “We are especially gratified that our pursuit of design-build and joint venture opportunities has enabled us to bid on more complex, generally higher margin projects, including the $34 million design-build construction project in southwest Salt Lake County, Utah that Ralph L. Wadsworth Construction Company, LLC won in March.  Similarly, Texas Sterling Construction Co. is a 45% participant in a joint venture which was selected in March 2011 as the best value proposer by the Central Texas Regional Mobility Authority on a $207 million design-build project for a 6.2-mile section of the Manor Expressway northeast of Austin, Texas.  We await financial closing of this project, tentatively set for later this month, following the sale of bonds.”

Joseph P. Harper, Sr., Sterling’s President and Chief Operating Officer added, “Consistent with our expectations of higher levels of capital expenditures in 2011 than in 2010, expenditures for the purchase of certain equipment and to expand office and shop facilities totaled $8.4 million in the current first quarter versus $1.6 million in the first three months of 2010.  The capital expenditures reflect the normal replacement of equipment, which had been deferred in 2009 and 2010, plus additional equipment required by the Utah joint venture project and by a recent low bid on a large job in Texas, and construction of shop and office facilities by one of our offices in Texas.”

Sterling Construction News Release
May 9, 2011

Mr. Harper continued, “As we have said before, the ongoing deferral of new federal funding legislation and reductions in federal funding will continue to negatively impact highway and bridge construction contract awards in our markets for the foreseeable future.  Further, the nationwide decline in home sales, the increase in foreclosures and the prolonged recession have resulted in decreases in property taxes and some other local taxes, which are among the sources of funding for municipal road, bridge and water infrastructure construction.  Expenditures by municipalities may also be limited due to federal, state and local funding limitations in the current economic environment.  These reasons, among others, have adversely affected the levels of transportation and water infrastructure capital awards and expenditures in our markets, reducing bidding opportunities and increasing competition for new project backlog.”

Mr. Harper added, “Assuming these factors continue to affect infrastructure capital expenditures in our markets in the near term and taking into account the lower margins in our backlog, we continue to anticipate that our net income and weighted average diluted earnings per common share of stock attributable to Sterling common stockholders for 2011 will be significantly less than that of 2010.”

Mr. Harper continued, “Working capital as of March 31, 2011 approximated $103 million, including cash, cash equivalents and short-term investments of $78 million and, at that date, we had no outstanding borrowings under our $75 million Credit Facility.  While infrastructure funding deficiencies and increased competition have temporarily affected our markets, we expect that those markets will ultimately recover and that gross margins, net income and earnings per share will return to levels more consistent with the Company’s historical rates of return.  Sterling remains in sound financial condition and is well positioned geographically and in terms of our diverse portfolio of skills and Company-owned equipment, to compete at acceptable profit margin levels for projects as they become available.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments, at 11:00 am EDT/10:00 am CDT tomorrow, Tuesday, May 10, 2011.  Interested parties may participate in the call by dialing (201) 689-7817 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

The Company filed its 2011 First Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on May 9, 2011.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and Utah and other states where it sees opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail, and its water infrastructure projects include water, wastewater and storm drainage systems.

Sterling Construction News Release
May 9, 2011

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO                                                                                     Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati 212-836-9611

(See Accompanying Tables)

Sterling Construction News Release
May 9, 2011

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$99,242	$86,157
Cost of revenues	91,643	77,908
Gross profit	7,599	8,249
General and administrative expenses	(6,056)	(5,464)
Other income (expense)	145	31
Operating income	1,688	2,816
Gain (loss) on sale of securities	(204)	417
Interest income	378	202
Interest expense	(214)	(297)
Income before income taxes and earnings attributable to noncontrolling interests	1,648	3,138
Income tax expense	(166)	(858)
Net income	1,482	2,280
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,438)	(728)
Net income attributable to Sterling common stockholders	$44	$1,552

Net income per share attributable to Sterling common stockholders:
Basic	$0.00	$0.10
Diluted	$0.00	$0.09

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,464,842	16,087,808
Diluted	16,624,459	16,532,581

Sterling Construction News Release
May 9, 2011

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,370	$49,441
Short-term investments	65,752	35,752
Contracts receivable, including retainage	64,898	70,301
Costs and estimated earnings in excess of billings on uncompleted contracts	14,709	10,058
Inventories	1,598	1,479
Income tax receivable	2,866	--
Deferred tax asset, net	117	82
Receivables from and equity in construction joint ventures	6,288	6,744
Deposits and other current assets	2,363	2,472
Total current assets	170,961	176,329
Property and equipment, net	78,944	74,681
Goodwill	114,745	114,745
Other assets, net	1,402	1,376
Total assets	$366,052	$367,131
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,358	$35,432
Billings in excess of costs and estimated earnings on uncompleted contracts	17,847	17,807
Current maturities of long-term debt	73	73
Income taxes payable	1,506	1,493
Accrued compensation	6,206	6,920
Other accrued expenses	8,867	7,326
Total current liabilities	67,857	69,051
Long-term liabilities:
Long-term debt, net of current maturities	318	336
Deferred tax liability, net	19,913	18,591
Total long-term liabilities	20,231	18,927

Commitments and contingencies
Noncontrolling owners' interests in subsidiaries and joint ventures	27,528	28,724

Stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,480,295 and 16,468,369 shares issued	165	164
Treasury stock, 5,000 and 3,147 shares of common stock	(62)	--
Additional paid in capital	198,839	198,849
Retained earnings	51,597	51,553
Accumulated other comprehensive income (loss)	(103)	(137)
Total Sterling common stockholders’ equity	250,436	250,429
Total liabilities and stockholders’ equity	$366,052	$367,131